EXHIBIT 97

JUNIPER NETWORKS, INC.

COMPENSATION RECOVERY POLICY

(Effective as of February 11, 2025)

PURPOSE

Juniper Networks, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Compensation Recovery Policy (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and explains when the Company will be required or authorized, as applicable, to seek recovery of Incentive Compensation awarded or paid to a Covered Person. Please refer to Exhibit A attached hereto (the “Definitions Exhibit”) for the definitions of capitalized terms used, but not otherwise defined, throughout this Policy.

MISCALCULATION OF FINANCIAL REPORTING MEASURE RESULTS

In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Recoverable Incentive Compensation from a Covered Person. Such recovery, in the case of a Restatement, will be made without regard to any individual knowledge or responsibility related to the Restatement. Notwithstanding the foregoing, if the Company is required to undertake a Restatement, the Company will not be required to recover the Recoverable Incentive Compensation if the Compensation Committee determines it Impracticable to do so.

If such Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will seek to recover the amount that the Compensation Committee determines in good faith should be recovered.

LEGAL AND COMPLIANCE VIOLATIONS

    Compliance with the law and the Company’s Worldwide Code of Business Conduct and other corporate policies is a pre-condition to earning Incentive Compensation. If the Company in its sole discretion concludes that a Covered Person (1) has engaged in Misconduct; or (2) was aware of or willfully blind to Misconduct that occurred in an area over which the Covered Person had supervisory authority, the Company may, at the direction of the Compensation Committee, seek recovery of all or a portion of the Recoverable Incentive Compensation awarded or paid to the Covered Person for the Applicable Period in which the violation occurred. In addition, the Company may, at the direction of the Compensation Committee, conclude that any unpaid or unvested Incentive Compensation has not been earned and must be forfeited.

In the event of Misconduct, the Company may seek recovery of Recoverable Incentive Compensation even if the Misconduct did not result in an award or payment greater than would have been awarded or paid absent the Misconduct.

In the event of Misconduct, in determining whether to seek recovery and the amount, if any, by which the payment or award should be reduced, the Compensation Committee may consider—among other things—the seriousness of the Misconduct, whether the Covered Person was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination.

OTHER ACTIONS

    The Compensation Committee may, subject to applicable law, seek recovery in the manner it chooses, including by seeking reimbursement from the Covered Person of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock.

    In the reasonable exercise of its business judgment under this Policy, the Compensation Committee may in its sole discretion determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement or Misconduct to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

NO INDEMNIFICATION OR REIMBURSEMENT

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss, including defense costs, under this Policy and in no event will the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Incentive Compensation under this Policy.

ADMINISTRATION OF POLICY

The Compensation Committee will have full authority to administer this Policy. The Compensation Committee will, subject to the provisions of this Policy and Rule 10D-1 of the Exchange Act, as amended, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Compensation Committee will be final, binding and conclusive.

OTHER CLAIMS AND RIGHTS

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy will not impact any other rights that the Company or any of its affiliates may have with respect to any Covered Person subject to this Policy.

ACKNOWLEDGEMENT BY COVERED PERSONS; CONDITION TO ELIGIBILITY FOR INCENTIVE COMPENSATION

The Company will provide notice and seek acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. Following the Effective Date, the Company must be in receipt of a Covered Person's acknowledgement as a condition to such Covered Person’s eligibility to receive Incentive Compensation. All Incentive Compensation subject to this Policy will not be earned, even if already paid, until the Policy ceases to apply to such Incentive Compensation and any other vesting conditions applicable to such Incentive Compensation are satisfied.

AMENDMENT; TERMINATION

    The Board or the Compensation Committee may amend or terminate this Policy at any time.

EFFECTIVENESS

    Except as otherwise determined in writing by the Compensation Committee, this Policy will apply to any Incentive Compensation that (a) in the case of any Restatement, is Received by a Covered Person on or after the Effective Date, and (b) in the case of any Misconduct, is awarded or paid to a Covered Person on or after the Effective Date. Further, as of the Effective Date, this Policy amends and supersedes in their entirety any prior executive compensation recovery policy and any recoupment provisions which appear in a Covered Person’s equity award agreements or otherwise (the “Prior Policies”). Notwithstanding the foregoing, the Prior Policies shall remain in full force and effect as to any compensation that, without the existence, and satisfaction, of conditions set forth in the Prior Policies, may otherwise have been deemed earned prior to the Effective Date. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company and its affiliates.

SUCCESSORS

    This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

GOVERNING LAW

    To the extent not preempted by U.S. federal law, this Policy will be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

Exhibit A
JUNIPER NETWORKS, INC.
COMPENSATION RECOVERY POLICY
DEFINITIONS EXHIBIT
“Applicable Period” means (a) in the case of any Restatement, the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized body directs the Company to prepare a Restatement, and (b) in the case of any Misconduct, such period as the Compensation Committee or Board determines to be appropriate in light of the scope and nature of the Misconduct. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board. For the avoidance of doubt, as of the Effective Date of this Policy, the “Compensation Committee” is the Compensation Committee of the Board.

“Covered Person” means any person who is, or was at any time, during the Applicable Period, an Executive Officer. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Effective Date” means the date first set forth above.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including, but not limited to, “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (and any measures derived wholly or in part therefrom) shall be considered Financial Reporting Measures.

“Impracticable.” The Compensation Committee may determine in good faith that recovery of Recoverable Incentive Compensation is “Impracticable” (a) in the case of any Restatement, if: (i) pursuing such recovery would violate home country law of the jurisdiction of incorporation of the Company where that law was adopted prior to November 28, 2022 and the Company provides an opinion of home country counsel to that effect acceptable to the Company’s listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the

Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and (b) in the case of any Misconduct, in its sole discretion, in light of the scope and nature of the Misconduct.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures. Notwithstanding the foregoing, in the case of any Misconduct, Incentive Compensation will include all forms of cash and equity incentive compensation, including, without limitation, cash bonuses and equity awards that are received or vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

“Misconduct” (whether or not in connection with a Restatement) means (i) willful engagement in gross misconduct that is demonstrably injurious to Company; (ii) an act or acts of dishonesty or malfeasance undertaken by the individual in connection with such individual’s responsibilities as an employee that is intended to result in substantial personal enrichment for such individual; or (iii) a conviction of, or pleading nolo contendere, to a felony. However, the provisions above do not include a Covered Person’s good faith disclosure of potential misconduct within the Company to a government regulator, prosecutor or law enforcement, and should not be construed as preventing or discouraging otherwise protected whistleblower activity.

“Received.” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Recoverable Incentive Compensation” means (a) in the case of any Restatement, the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement and (b) in the case of any Misconduct, the amount of any Incentive Compensation (calculated on a pre-tax basis) awarded or paid to a Covered Person during the Applicable Period that the Compensation Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the Misconduct. For the avoidance of doubt, in the case of a Restatement, Recoverable Incentive Compensation does not include any Incentive Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of an Executive Officer, (ii) who did not serve as an Executive Officer at any time during the performance period for that Incentive Compensation, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the Compensation Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange).

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the U.S. Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether the Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).